UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma financial statements (the “pro forma financial statements”) and explanatory notes have been prepared and give effect to the purchase acquisition of FineTech, Ltd. (“FineTech”) by RxElite, Inc. (“RxElite”). Both RxElite and FineTech have a fiscal year end of December 31.

In accordance with Rule 8-05 of Regulation S-X under the Securities Act of 1933, as amended, an unaudited condensed combined pro forma balance sheet (the “pro forma balance sheet”) as of December 31, 2007, and unaudited condensed combined pro forma statements of operations and other comprehensive loss for the periods ended December 31, 2007 and for the year ended December 31, 2007 (the “pro forma statements of income”), have been prepared to reflect, for accounting purposes, the purchase acquisition of FineTech by RxElite.

The following pro forma financial statements have been prepared based upon the historical financial statements of FineTech and RxElite. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of RxElite and its subsidiaries as of December 31, 2007, included in its Form 10-KSB for the year ended December 31, 2007, and the December 31, 2007 audited financial statements of FineTech filed separately with this Form 8-K/A.

The pro forma balance sheet assumes that the purchase acquisition of FineTech by RxElite was completed at the beginning of the periods presented, January 1, 2007. The pro forma balance sheet includes the historical audited consolidated balance sheet data of FineTech and audited balance sheet data of RxElite as of December 31, 2007. FineTech and RxElite have activities that would require elimination in the pro forma financial statements, including depreciation of assets, equity adjustments for gain on settlement of FineTech's assets and liabilities, and recording of the purchase through issuance of RxElite common stock and cash.

The pro forma statements of operations for the year ended December 31, 2007 for RxElite and FineTech assumes that the acquisition of FineTech by RxElite occurred on January 1, 2007.

The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges or one-time charges which may result from the mergers or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations.

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

						Pro Forma
	Historical	Historical				Combined
	RxElite	FineTech	Combined			RxElite
	as of	as of	RxElite			& FineTech
	December 31,	December 31,	&	Pro Forma		December 31,
	2007	2007	FineTech	Adjustments		2007

ASSETS

Current Assets:
Cash	$10,113,584	$7,031,000	$17,144,584	$(6,400,000	)(3)	$3,713,584
				(7,031,000	)(2)

Accounts receivable	960,140	232,000	1,192,140	(232,000	)(2)	960,140
Inventory	7,353,339	394,000	7,747,339	(394,000	)(2)	7,353,339
Other current assets	103,217	-	103,217	-		103,217

Total Current Assets	18,530,280	7,657,000	26,187,280	(14,057,000)		12,130,280

Fixed Assets, Net:	1,832,573	3,571,000	5,403,573	3,096,350	(3)	4,928,923
				(3,571,000	)(2)
Intellectual Property, Net	67,194	-	67,194	6,415,600	(3)	6,482,794

Other Assets	836,318	-	836,318	-		836,318

TOTAL ASSETS	$21,266,365	$11,228,000	$32,494,365	$(8,116,050)		$24,378,315

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET (continued)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$5,720,737	$234,000	$5,954,737	$(234,000	)(2)	$5,720,737
Notes payable - related party	158,804	-	158,804	-		158,804
Accrued taxes	780,894	-	780,894	-		780,894
Other current liabilities	475,583	-	-	-		-
Total Current Liabilities	7,136,018	234,000	7,370,018	(234,000)		7,136,018

Long Term Liabilities
Notes payable, Net	1,757,421	-	1,757,421	-		1,757,421
Other long term liabilities	58,763	-	58,763	-		58,763
Total Long Term Liabilities	1,816,184	-	1,816,184	-		1,816,184

Total Liabilities	8,952,202	234,000	9,186,202	(234,000)		8,952,202

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET (continued)

Stockholders' Equity:
Preferred stock	-	-	-	-		-
Common stock	96,683	13,000	109,683	(13,000	)(1)	115,315
				18,632	(3)
Treasury stock	-	(2,090,000)	(2,090,000)	2,090,000	(1)	-
Additional paid-in capital	40,845,792	20,889,000	61,734,792	(20,889,000	)(1)	43,939,110
				3,093,318	(3)
Accumulated deficit	(28,628,312)	(7,818,000)	(36,446,312)	18,812,000	(1)	(28,628,312)
				(10,994,000	)(2)

Total Stockholders' Equity	12,314,163	10,994,000	23,308,163	(7,882,050)		15,426,113

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$21,266,365	$11,228,000	$32,494,365	$(8,116,050)		$24,378,315

Common shares	96,682,920	-	96,682,920	18,632,381	(4)	115,315,301

(1)	To eliminate the common stock, treasury stock of FineTech as of the date of the acquisition.
(2)	To eliminate the liabilities and assets not acquired in the purchase and the historical cost basis of FineTech property and equipment.
(3)	To record allocation of purchase price paid by RxElite to FineTech assets and record common stock issued to Gutman.

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS)

						Pro Forma
						Combined
	Historical	Historical				RxElite
	RxElite	FineTech	Combined			& FineTech
	for the	for the	RxElite			for the
	Year Ended	Year Ended	&	Pro Forma		Year Ended
	Dec. 31, 2007	Dec. 31, 2007	FineTech	Adjustments		Dec. 31, 2007

REVENUES, Net	$2,430,590	$5,328,000	$7,758,590	-		$7,758,590

COST OF SALES	2,667,596	1,693,000	4,360,596	-		4,360,596

GROSS PROFIT	(237,006)	3,635,000	3,397,994	-		3,397,994

OPERATING EXPENSES
Warehouse	56,047	-	56,047	-		56,047
Sales and Marketing	854,637	-	854,637	-		854,637
Manufacturing	100,663	-	100,663	-		100,663
Research and Development	3,145,995	438,000	3,583,995	-		3,583,995
General and Administrative	6,258,425	308,000	6,566,425	-		6,566,425
Salaries	6,212,203	-	6,212,203	-		6,212,203

Depreciation and Amortization	197,003	-	197,003	914,107	(1)	1,111,110

Total Operating Expense	16,824,974	746,000	17,570,974	914,107		18,485,081

LOSS FROM CONTINUING OPERATIONS	(17,061,980)	2,889,000	(14,172,980)	(914,107)		(15,087,087)

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS) (continued)

OTHER INCOME (EXPENSE)
Interest Income	65,330	324,000	389,330	-		389,330
Non-product Income	464,086	-	464,086	-		464,086
Interest expense and penalties	(276,916)	-	(276,916)	-		(276,916)
Other income	12,646	-	12,646	-		12,646
Disposal of debt	(358,054)	-	(358,054)	-		(358,054)
Loss on settlement of debt	(3,016)	-	(3,016)	-		(3,016)

Total Other Income (Expense)	(95,924)	324,000	228,076	-		228,076

Change in accounting principal	-	-	-	-		-

NET INCOME (LOSS)	$(17,157,904)	$3,213,000	$(13,944,904)	$(914,107)		$(14,859,011)

Basic and diluted income (loss) per share	$0.27	$-	$(0.22)	$0.04	(2)	$(0.18)

Weighted average shares outstanding	62,432,499	-	62,432,499	18,632,381		81,064,880

(1)	To record depreciation of assets acquired and amortization of intangible assets acquired based on life of assets.
(2)	To record net change in loss per share for new shares issued and pro forma adjustments to expense.